EXHIBIT 99.1

cbdMD, Inc. CEO Steps Down

Martin Sumichrast resigns as CEO, Board Member

CHARLOTTE, NC- JUNE 13, 2022 — cbdMD, Inc. (NYSE American: YCBD) (NYSE American: YCBDpA), announced today that Martin Sumichrast has resigned as CEO and member of the Board of Directors, effective immediately. Board member Scott Stephen was named Board Chair and board member Scott Coffman, former co-CEO and the operating company founder, will consult with the Board of Directors in leading the company until a new CEO is named.

“We appreciate the years of service that Marty has given to our Company since its founding. However, we believe it is in the best interest of cbdMD, our employees, and our investors for him to step down.” said Stephen. “We remain focused on and committed to delivering the highest quality and most trusted CBD products in the industry to our customers.”

The Securities and Exchange Commission (SEC) recently filed an action against Sumichrast in connection with his role at a private company he previously managed. The SEC complaint does not allege any wrongdoing by cbdMD, Inc.

About cbdMD, Inc.

cbdMD, Inc. is one of the leading and most highly trusted and most recognized cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products as well as our new Full Spectrum products. Our cbdMD brand currently includes high-grade, premium CBD products including CBD tinctures, CBD gummies, CBD topicals, CBD capsules, CBD bath bombs, CBD sleep aids and CBD drink mixes. Our Paw CBD brand of pet products includes veterinarian-formulated products including tinctures, chews, topicals products in varying strengths, and our CBD Botanicals brand of beauty and skincare products comprised of facial oil and serum, toners, moisturizers, clear skin, facial masks, exfoliants and body care. To learn more about cbdMD and their comprehensive line of U.S. grown, THC-free1 CBD oil and Full Spectrum products, please visit www.cbdmd.com, follow cbdMD on Instagram and Facebook, or visit one of the thousands of retail outlets that carry cbdMD's products.

1 THC-free is defined as below the level of detection using validated scientific analytical tools.

Media and Investor Contact

John Weston

Director of Investor Relations

john.weston@cbdmd.com

(704) 249-9515